Exhibit 99.1

FBR	WEBER SHANDWICK FINANCIAL COMMUNICATIONS	[LOGO	]

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FRB | Weber Shandwick:
Neil Wilkin	Marilynn Meek
President & CFO	General Information
(540) 265-0690	(212) 445-8451
nwilkin@occfiber.com	mmeek@webershandwick.com

Peter Seltzberg
Analyst Information
(212) 445-8457
pseltzberg@webershandwick.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

EARNINGS FOR SECOND QUARTER 2003

ROANOKE, VA, June 5, 2003 – Optical Cable Corporation (Nasdaq NM: OCCF) today announced results for its fiscal 2003 second quarter ended April 30, 2003.

Second Quarter 2003 Financial Results

The Company reported net income of $133,000 or $0.02 per basic and diluted share for its second quarter of fiscal 2003 compared to $108,000 or $0.02 per basic and diluted share for the same quarter last year. Excluding a non-cash charge in the amount of $276,000, before taxes, resulting from the variable accounting treatment of warrants to purchase common shares being issued in connection with the shareholder class action settlement last year, Optical Cable would have reported net income for the quarter of approximately $323,000 or $0.06 per basic and diluted share, net of taxes.

Net sales for the second quarter of fiscal 2003 decreased 10.6% to $9.8 million from $10.9 million for the same period last year. Net sales for the second quarter of fiscal year 2003 were consistent with net sales of $9.7 million for the first quarter of fiscal year 2003 and third quarter of fiscal 2002, but lower than net sales of $10.6 million for the fourth quarter of fiscal 2002.

Gross profit as a percentage of net sales for the second fiscal quarter was 39.5% compared to 33.0% for the second fiscal quarter of 2002. By comparison, gross profit margins were 35.9%, 33.0% and 34.8% in the first quarter of 2003 and the third and fourth quarters of fiscal year 2002, respectively.

Selling, general and administrative costs (excluding shareholder litigation settlement expenses) (“SG&A costs”) for the second quarter of fiscal 2003 increased 3.2% to $3.4 million from $3.2 million for the same

Optical Cable Corp. – Second Quarter 2003 Earnings Release

period last year. By comparison, SG&A costs were $3.3 million, $3.4 million and $3.5 million in the first quarter of 2003 and in the third and fourth quarters of fiscal year 2002, respectively.

Six Months 2003 Financial Results

Net sales for the first six months of fiscal year 2003 decreased 12.6% to $19.5 million from $22.3 million for the comparable period in 2002. On a year-to-date basis, the Company’s gross profit margin increased to 37.7% versus 36.3% for the first six months of fiscal year 2002. Operating income decreased to $14,000 for the six months ended April 30, 2003 from $1.2 million for the comparable period in 2002. The Company recorded a net loss for the first six months of fiscal year 2003 of $19,000, or a de minimus amount per diluted share, compared to net income for the first six months of fiscal year 2002 of $713,000, or $0.10 per diluted share. The net loss was due to two non-cash charges. One charge in the amount of $566,000 resulted from the variable accounting treatment of the warrants. A second charge in the amount of $117,000 was due to a loss on impairment of machinery and equipment in connection with an automation upgrade to the Company’s production lines in the first quarter of 2003. Both charges are included in income/loss from operations. Excluding these two charges totaling $683,000 before taxes, Optical Cable would have reported net income for the first half of 2003 of approximately $452,000 or $0.08 per basic and diluted common share, net of tax effects.

Management Comments

“Given the current state of the industry, we are pleased to report modest net income for the second quarter despite a substantial non-cash charge. We continue to work toward increasing our profits and are optimistic regarding our progress relative to an industry that continues to be sluggish but stable,” stated Mr. Neil Wilkin, President and Chief Financial Officer of Optical Cable Corporation.

“During the second quarter, we achieved higher gross margins, largely due to our ability to decrease costs of goods sold without corresponding sales price decreases. Going forward, we expect our gross margins to be more in line with those of previous quarters,” Mr. Wilkin added.

Operating Expense Attributable to Variable Accounting Treatment for Warrants

The Company agreed to issue 250,000 warrants with an exercise price of $4.88 per share in connection with the shareholder litigation settlement agreement in a consolidated class action lawsuit approved by the United States District Court for the Western District of Virginia on September 23, 2002.

Generally accepted accounting principles require the fair value of the warrants to be adjusted at each reporting period until such time that the later of the following two conditions is met: (i) the Company is irrevocably obligated to issue the warrants, and (ii) the underlying shares of common stock to be issued on exercise are registered. As a result of this quarterly adjustment required by GAAP, the Company has recognized charges included in income (loss) from operations in both the first and second quarters of fiscal 2003 equal to the increase in the fair value of the warrants, as determined using a Black-Scholes model, as the Company’s stock price has increased.

The SEC has advised the Company that its registration statement on Form S-3, as amended, was declared effective as of May 19, 2003 at 5:00 p.m. The effectiveness of the Company’s Form S-3, satisfies the last condition necessary to end the variable accounting treatment of the warrants.

Optical Cable Corp. – Second Quarter 2003 Earnings Release

After an additional $296,000 non-cash charge in the third quarter of 2003, which will result from the increase in the price of the Company’s common stock from May 1, 2003 through May 19, 2003, the Company will have no further charges arising from any change in the fair value of the warrants. Additionally, during the third quarter of fiscal 2003, the fair value of the warrants will be reclassified from accrued shareholder litigation settlement expense to permanent equity in accordance with generally accepted accounting principles.

Company Information

Optical Cable Corporation pioneered the design and production of special tight-buffered cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables for high bandwidth transmission of data, video, and audio communications over short to moderate distances. Optical Cable Corporation’s cables can be used both indoors and outdoors and utilize a unique tight-buffered coating process that provides excellent mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions, against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2003	2002	2003	2002
Net sales	$9,758	$10,916	$19,505	$22,307
Cost of goods sold	5,904	7,308	12,153	14,203

Gross profit	3,854	3,608	7,352	8,104
Selling, general and administrative expenses	3,352	3,249	6,646	6,755
Shareholder litigation settlement expense	283	145	575	145
Loss on impairment of machinery and equipment	—	—	117	—

Income from operations	219	214	14	1,204
Interest income (expense), net	(44)	(49)	(74)	(106)
Other, net	18	1	32	1

Other expense, net	(26)	(48)	(42)	(105)

Income (loss) before income taxes	193	166	(28)	1,099
Income tax expense (benefit)	60	58	(9)	386

Net income (loss)	$133	$108	$(19)	$713

Net income (loss) per share
Basic and diluted	$0.02	$0.02	$—	$0.10

Weighted average shares outstanding
Basic	5,453	6,929	6,024	6,929

Diluted	5,453	6,932	6,024	6,989

—MORE—

Optical Cable Corp. – Fiscal Q2 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2003	October 31, 2002
Cash	$—	$747
Trade accounts receivable, net of allowance for doubtful accounts	8,276	7,795
Inventories	8,808	9,412
Other current assets	1,569	1,829

Total current assets	$18,653	$19,783
Non-current assets	12,573	12,891

Total assets	$31,226	$32,674

Total current liabilities	$4,977	$4,304
Note payable to bank—noncurrent	1,082	—
Other non-current liabilities	—	166

Total liabilities	6,059	4,470
Total shareholders’ equity	25,167	28,204

Total liabilities and shareholders’ equity	$31,226	$32,674

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